UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 5, 2012 (January 3, 2012)

HOLLY ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-32225	20-0833098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2828 N. Harwood, Suite 1300, Dallas, Texas 75201

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (214) 871-3555

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2012, James G. Townsend was appointed as a director of Holly Logistic Services, L.L.C. (the “Company”), effective as of January 1, 2012. The Company is the general partner of HEP Logistics Holdings, L.P., which is the general partner of Holly Energy Partners, L.P. (the “Partnership”). The number of directors of the Company was increased by one to accommodate Mr. Townsend’s appointment.

Mr. Townsend was employed by HollyFrontier Corporation (“HFC”) and/or its subsidiaries for more than 25 years. Mr. Townsend served as Vice President of Operations for the Company from 2004 to 2007 and was responsible for all pipeline and terminal operations for HFC prior to the formation of the Partnership. From 2008 until his retirement, Mr. Townsend served as Senior Vice President of UNEV Pipeline, LLC, a joint venture between Sinclair Oil Corporation and a subsidiary of HFC, and was responsible for the permitting, engineering and constructing of the new interstate pipeline system undertaken by UNEV Pipeline, LLC. Mr. Townsend retired from HFC in December 2011.

As a result of the appointment of Mr. Townsend as a director of the Company on January 3, 2012, effective as of January 1, 2012, the members of the Company’s Board of Directors are Matthew P. Clifton, Charles M. Darling, IV, William J. Gray, Michael C. Jennings, Jerry W. Pinkerton, P. Dean Ridenour, William P. Stengel and James G. Townsend.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLY ENERGY PARTNERS, L.P.

By:	HEP Logistics Holdings, L.P., its General Partner

	By:	Holly Logistic Services, L.L.C., its General Partner

		By:	/s/ Bruce R. Shaw
		Name:	Bruce R. Shaw
		Title:	Senior Vice President and Chief Financial Officer

Date: January 5, 2012